UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2018

ETHEMA HEALTH CORPORATION

(Exact name of registrant as specified in its charter)

Colorado	000-15078	84-1227328
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

810 Andrews Avenue, Delray Beach, Florida 33483
(Address of principal executive offices)

(561) 450-7679
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEMS 8.01 OTHER EVENTS

On September 21, 2018 Ethema Health Corporation (the “Company”), received its probationary licenses for additional levels of care at the Company’s new facilities in West Palm Beach, Florida. The licences are probationary and are subject to final inspections by the Department of Children and Family Services (“DCF”) in the next 90 days. This is the normal procedure for new licenses issued by DCF. The company received licenses for a total of 120 beds including 48 detox beds, 6 intensive inpatient beds and 66 residential beds. These licenses are in addition to the approval for the relocation of the Company’s existing licenses from Delray Beach to West Palm Beach for Partial Hospitalization care, Intesnive Outpatient care and Outpatient care. This provides clinets with a full continuum of care based in its new state of the art facilities in West Palm Beach Florida.

On April 18, 2018, the Company, filed its amended Annual Report on Form 10-K/A (the “ Annual Report” ). The Annual Report included an incorrect statement under Item 12 of the report showing Leonite Capital, LLC as being a 5% or larger shareholder. Convertible notes and warrants were issued to Leonite Capital, LLC and earlier reported in 8K filings on December 7, 2017 and January 8, 2018. The terms of the notes and warrants issued to Leonite Capital, LLC expressly prohibit Leonite Capital, LLC from ever owning more than 4.99% of the Company’s outstanding common shares at any one time. Although Leonite Capital, LLC could own stock at different times and from time to time, that in the aggregate, could total more than 5% of the Company’s common stock, Leonite Capital, LLC is prohibited from owing more than 4.99% of the Company’s common stock at any one time while those notes and warrants are outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 21, 2018

By: /s/ Shawn E. Leon

Name: Shawn E. Leon

Title: CEO